Exhibit 99.1

February 22, 2017

Liberty Interactive Corporation to Present at Upcoming Investor Conferences

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced that Greg Maffei,  President and CEO of Liberty Interactive Corporation,  will be presenting at the following investor conferences:

•	Morgan Stanley Technology, Media and Telecom Conference, on Wednesday, March 1st at 11:10 a.m., P.S.T. (2:10 p.m., E.S.T.) at the Palace Hotel in San Francisco, CA

•	Deutsche Bank Media, Internet and Telecom Conference, on Monday, March 6th at 4:25 p.m., E.S.T. at the Breakers Hotel in Palm Beach, FL

During his presentations, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward looking matters.

The presentations will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcasts. An archive of the webcasts will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive Corporation’s subsidiary Evite, and minority interests in Interval Leisure Group, Lending Tree and Charter Communications.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation